CUSIP No. M6787E101	13D	Page 10 of 10 Pages

Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the ordinary shares, no par value, of magicJack VocalTec Ltd., a company organized under the laws of the State of Israel. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: January 02, 2018

B. RILEY FBR, INC.

By:	/s/ Bryant R. Riley
Name:	Bryant R. Riley
Title:	Co-Chief Executive Officer

B. RILEY FINANCIAL, INC.

By:	/s/ Bryant R. Riley
Name:	Bryant R. Riley
Title:	Chief Executive Officer